EXHIBIT 10.17.2

AMENDMENT TO

NCR MANAGEMENT STOCK PLAN

The NCR Management Stock Plan (the “Plan”) is amended, effective December 31, 2008, as follows:

1. Section 5.3 of the Plan is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 5.3 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 5.3 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 5.3 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the grant date to be subject thereto.”

2. Section 14.1(b) of the Plan is hereby superseded and replaced in its entirety as set forth below:

“(b) “CHANGE IN CONTROL PRICE” means the higher of (A) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided however, that in the case of Incentive Stock Options, Stock Appreciation Rights relating to Incentive Stock Options, or any other Options or Stock Appreciation Rights (or portions thereof) that were not earned and vested (within the meaning of Section 409A of the Code) as of December 31, 2004, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Option or Stock Appreciation Right is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.”

3. Except as explicitly set forth herein, the Plan will remain in full force and effect.

This amendment has been executed by an authorized officer of NCR Corporation on December 31, 2008.

NCR CORPORATION

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources